Exhibit 10.6

FIRST AMENDMENT

TO

STANDARD INDUSTRIAL/COMMERICAL

SINGLE-TENANT LEASE-GROSS

THIS FIRST AMENDMENT to Standard Industrial/Commercial Single-Tenant-Gross Lease (“Amendment”) is dated November 14, 2018, by and between FIRST INDUSTRIAL, L.P. (“Lessor”), and Lollicup USA, Inc., a California corporation (“Lessee”).

RECITALS

WHEREAS Lessor and Lessee entered into a certain Standard Industrial/Commercial Single-Tenant Lease Gross, together with the Rider and Exhibit A thereto, dated February 6, 2013 (the “Original Lease”), pursuant to which Lessee leased that certain real property, as further described in the Original Lease (the “Premises”), which Premises include that certain building commonly known as 6185 Kimball Avenue, Chino, CA 91708 (the “Building”), and which Building contains 300,300 rentable square feet; and

WHEREAS, Lessee wishes to exercise its first (1st) Renewal Option, as described in Exhibit A to the Original Lease, on all of the same terms and conditions as stated in the Original Lease, except as otherwise expressly provided in this Amendment.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants herein contained, Lessor and Lessee hereby agree as follows:

1.	Recitals. The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

2.	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings respectively ascribed to each of them in the Original Lease. The Original Lease, as amended by this Amendment, is the “Lease.”

3.	Term. The Original Term of the Lease is hereby extended for an additional 60-month period commencing on August 1, 2019 (“Renewal Commencement Date”) and expiring on July 31, 2024 (the remainder of the Original Term, and such 60-month period, collectively, the “Extended Term”). During the Extended Term, all of the conditions set forth in the Original Lease shall remain in full force and effect, except as otherwise modified by, or inconsistent with, the terms of this Amendment. All references in the Original Lease to the Original Term shall be deemed to also mean the Extended Term, as applicable, and all references in the Original Lease to the Expiration Date shall be deemed to mean the date on which the Extended Term expires.

4.	Base Rent. Lessee’s obligation to pay Base Rent and all other amounts due under the Original Lease shall continue as set forth in the Original Lease for the Extended Term, except that the Base Rent for the Premises shall be calculated in accordance with the following: As of the Renewal Commencement Date, the Base Rent table in Section 1.5 of the Original Lease, and Section 2 of the Rider to, the Original Lease, shall no longer be applicable, and instead, the following Base Rent table shall be applicable:

Base Rental Payments

Lease Period	Monthly Base Rent
8/1/2019 – 7/31/2020	$168,168.00
8/1/2020 – 7/31/2021	$173,213.04
8/1/2021 – 7/31/2022	$178,409.43
8/1/2022 – 7/31/2023	$183,761.71
8/1/2023 – 7/31/2024	$189,274.57

All Base Rent shall continue to be due on the first day of each month during the Extended Term.

In addition to the Base Rent, throughout the Extended Term, Lessee shall continue to pay to Lessor, on a monthly basis, a management fee in an amount equal to three percent (3.0%), per annum, of the Base Rent.

5.	Insurance. Lessor and Lessee agree, that for purposes of the Extended Term, only, the rate of Base Rent upon which the parties have agreed includes Lessee’s contribution toward the costs that Lessor will incur in order to provide the Required Insurance. As a result, during the Extended Term, only, Lessee shall not be required to pay any Insurance Cost Increase pursuant to Section 8.1 of the Original Lease.

6.	Renewal Options. Pursuant to Exhibit A to the Original Lease, Lessor granted to Lessee two (2) Renewal Options to extend the term of the Original Lease. The parties acknowledge and agree that this Amendment evidences the exercise of the first Renewal Option, and therefore, Lessee shall have one (1) further Renewal Option to extend the Extended Term of the Lease. Such Renewal Option must be exercised in accordance with the requirements of Exhibit A to the Original Lease.

7.	Tenant Improvements. Lessor consents to (but does not require) Lessee’s completion of certain capital improvements to be made in, on or to the Premises (the “Improvements”), subject, however, to the requirements of, and any changes required by any governmental authority having jurisdiction over the Premises, including, but not limited to, local building and planning officials and authorities (collectively, the “Governmental Authorities”). The Improvements shall be coordinated and performed solely by Lessee on a lien free basis, using new materials and Contractors (as defined below), reasonably acceptable to Lessor. The Improvements, and all plans and specifications therefor, shall comply with applicable building and construction codes, zoning ordinances, ADA requirements, and other applicable laws, statutes, codes and regulations. Lessee shall be solely responsible for obtaining all permits, variances, and approvals (including site plan approvals) related to the performance of the Improvements and required by any Governmental Authority. In that regard, all applications and other submissions to any Government Authorities (including, but not limited to, plans and specifications) must be submitted to Lessor for its review and reasonable approval prior to submission to the Governmental Authority. Lessor reserves the right to revoke its consent to all or a portion of the Improvements if, after giving consent, any license, permit or variance obtained by Lessee in connection with the Improvements materially alters the nature of the Premises or diminishes its value, in Lessor’s reasonable and good faith discretion. Lessee is also solely responsible, at its cost, for obtaining written approval of the plans and specification for the Improvements (as well as approval for the Improvements themselves) from any private association or board having jurisdiction over the Premises, and for ensuring full compliance with, and obtaining any variances necessary under, the documents pursuant to which any such association or board is organized or operates. Lessee shall not commence construction of the Improvements until all of the approvals, permits, ordinances and other requirements contemplated above have been issued, complied with and approved by Lessor. Prior to the commencement of the Improvements, Lessee shall have in effect (and deliver to Lessor written evidence thereof that is reasonably satisfactory to Lessor), or, as appropriate, cause its general Contractor to have in effect, those insurance coverages (in addition to any other coverages required of Lessee under the Original Lease) that Lessor reasonably deems necessary for the protection of the Premises and Lessor during the performance of the Improvements. Lessee shall also be solely responsible for obtaining a final certificate of occupancy (or substantively comparable document from Governmental Authorities) for the Improvements, and shall observe and comply with all applicable provisions of the California Construction Lien Act. THIS SECTION 8 CONSTITUTES NOTICE TO ALL CONTRACTORS, SUBCONTRACTORS, SUPPLIERS AND LABORERS INVOLVED IN THE IMPROVEMENTS THAT ANY CONSTRUCTION LIEN ARISING FROM OR RELATED TO THE IMPROVEMENTS WILL NOT ATTACH TO LESSOR’S INTEREST IN THE PREMISES.

Notwithstanding the above language or any limitations set forth in Section 8. Lessor acknowledges and agrees that Lessee’s changes to the Premises through work performed by licensed contractors to increase the electrical current and output to the back of the Building by approximately 2,000 amps shall constitute Improvements within the meaning of this Section and shall be eligible for, and subject to, the Lessee Improvement Allowance identified below.

Lessor shall provide Lessee with an allowance for the performance of the Improvements in a maximum aggregate amount not to exceed the sum of One Hundred Fifty Thousand One Hundred Fifty Dollars ($150,150.00), which is fifty cents (50¢) per rentable square foot of the Premises (the “Lessee Improvement Allowance”) to be used to reimburse Lessee for the hard and soft costs incurred by Lessee to perform (or cause to be performed) the Improvements. All Improvements must be performed in accordance with the terms and conditions set forth in the Original Lease (including, but not limited to, Sections 7.3 and 7.4) and shall be deemed Alterations for all purposes under the Lease. Provided that no Default is then existing, the Lessee Improvement Allowance shall be paid by Lessor to Lessee, from time to time, after December 1, 2018 (but not more often than monthly), to reimburse Lessee for the costs and expenses it incurs to perform the Improvements. Lessor shall pay such reimbursements within twenty (20) days after Lessor’s receipt of written invoices (“Invoices”) evidencing the actual, out-of-pocket hard and soft costs incurred by Lessee, together with conditional waivers of mechanics liens and/or materialman’s liens, executed by all of the contractors, subcontractors, vendors and suppliers (collectively, “Contractors”) that provided those goods, or furnished those services, for the Improvements that are the subject of the current request for a disbursement of a portion of the Lessee Improvement Allowance, together with proof of payment and final lien waivers from all Contractors that provided those goods, or furnished those services, for the Improvements that were the subject of the immediately preceding disbursement of the Lessee Improvement Allowance to Lessee. Lessee shall have until July 31, 2024 (the “Cut Off Date”) to submit Invoices for payment from the Lessee Improvement Allowance. To the extent there is any remaining Lessee Improvement Allowance remaining after the Cut Off Date, such remaining amount of the Lessee Improvement Allowance shall be deemed automatically forfeited by Lessee. Lessee shall have the right to utilize the Lessee Improvement Allowance only for the performance of the Improvements; and Lessee shall not have the right to apply any portion of the Lessee Improvement Allowance to the satisfaction of Lessee’s monetary obligations to Lessor under the Lease. As a condition to the disbursement of the final installment of the Lessee Improvement Allowance, Lessee shall be required to deliver to Lessor: (i) final lien waivers from all Contractors (if and to the extent that such final lien waivers have not yet been delivered to Lessor with respect to the entirety of the services or goods to be provided by each Contractor, respectively, for the performance of the Improvements); (ii) a final general Contractor’s sworn statement, (iii) a certificate of completion for the Improvements signed by Lessee’s general Contractor, (iv) a final certificate of occupancy for the Improvements, and (v) as-built drawings of the Building, reflecting all Improvements and prepared by a duly-licensed engineer.

Lessee hereby indemnifies, defends and holds Lessor, its partners and the partners, members, officers, directors, shareholders, employees, agents and representatives of Lessor and its partners (collectively, the “Lessor Indemnified Parties”) from and against any and all liabilities, obligations, causes of action, actual damages, losses, costs and expenses, including, but not limited to legal fees and court costs (collectively, “Losses”) that any or all of the Lessor Indemnified Parties suffers or incurs due to, as a result of, or because of, the performance of the Improvements; provided, however, that the foregoing indemnity shall not apply to any Losses that are suffered or incurred due to, or as a result of, any willful or intentional acts of omissions of any of the Lessor Indemnified Parties. Lessee shall furnish to Lessor such information and evidence as Lessor may reasonably request from time to time to enable Lessor to monitor completion of the Improvements and determine Lessee’s compliance with the provisions of this Section 8.

8.	Condition of Premises. Lessee acknowledges that Lessee currently occupies the Premises pursuant to the Lease and is familiar with the condition of both the Premises and the Property, and Lessee hereby accepts the Premises for all of the Extended Term on a strictly “AS-IS,” “WHERE-IS” basis. Lessee acknowledges that neither Lessor, nor any representative of Lessor, has made any representation, warranty or covenant to or for the benefit of Lessee as to the condition of the Premises, whether for Lessee’s intended use or otherwise. Lessor shall not be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the Premises in connection with, or in consideration of, this Amendment, except if and only as specifically and expressly set forth in the Original Lease or this Amendment.

9.	Principal Reaffirmation. Lessee hereby represents and warrants to Lessor that Alan Yu is the President of Lessee and holds a controlling equity interest in Lessee. Mr. Yu is executing this Amendment for the sole and exclusive purposes of confirming with Lessor that: (a) Mr. Yu has read the Original Lease and this Amendment in their entirety; and (b) Mr. Yu has received the advice of legal counsel of his choice in connection with the terms of, and the drafting and negotiation of, this Amendment.

10.	Operation of the Premises. Throughout the Extended Term, Lessee shall continue to comply with all of the terms and requirements of Section 7.1 of the Original Lease in connection with the repair, maintenance and operation of the Premises.

11.	Counterparts, Electronic Signature. Facsimile, PDF. This Amendment may be executed in any number of identical counterparts, all of which, when taken together, shall constitute the same instrument. The parties acknowledge and consent to be bound by electronic signatures, including signatures of any required witness. A facsimile or .pdf copy of this Amendment shall be deemed an original for all relevant purposes.

12.	Energy Usage at the Premises. If at any time, or from time to time throughout the Extended Term, Lessor is required by law to perform energy benchmarking of the Premises, Lessee hereby authorizes Lessor to obtain information, from time to time throughout the Extended Term, regarding Lessee’s utility and energy usage at the Premises directly from the applicable utility providers.

13.	Ratification and Confirmation. Except as modified by this Amendment, the Lease remains otherwise unmodified and in full force and effect, and by their execution hereof, the parties ratify and confirm the terms of the Lease as modified by this Amendment. The Lease contains the entire agreement between Lessor and Lessee as to the Premises, and there are no other agreements, oral or written, between Lessor and Lessee relating to the Premises. Lessee hereby acknowledges and agrees that, as of the date of this Amendment, Lessee has no knowledge of any failure by either Lessor or Lessee to timely satisfy its respective obligations under the Original Lease, nor does Lessee have any knowledge of the occurrence of any event that, with either or both the passage of time and the giving of notice, will constitute a breach or default by either Lessor or Lessee under the Original Lease.

14.	Conflict. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control in all events.

IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.

LESSOR:

First Industrial, L.P., a Delaware limited partnership

By:	First Industrial Realty Trust, Inc., a Maryland corporation, its sole general partner

By: Johannson Yap
Its: Chief Investment Officer

Date

LESSEE:

Lollicup USA, Inc., a California corporation

By:	/s/ Alan Yu

Name:	Alan Yu

Its:	CEO
Date:	11/14/18

The undersigned executes this Amendment for the sole purpose of Section 11 above.

/s/ Alan Yu
Alan Yu

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